Exhibit 4.6

                       NONQUALIFIED STOCK OPTION AGREEMENT
                                  FOR DIRECTOR

OPTIONEE:

DATE OF GRANT:


     AGREEMENT between Scott's Liquid Gold-Inc. (the "Company"), and the above named Optionee ("Optionee"), a Director of the Company who is not a full-time employee of the Company or any of its Subsidiaries.

     The Company and Optionee agree as follows:

1.   Grant of Option.

     Optionee is hereby granted a Nonqualified Stock Option (the "Option") to purchase Common Stock of the Company pursuant to the Scott's Liquid Gold-Inc. 1998 Stock Option Plan (the "Plan"). The Option is not intended to qualify as an Incentive Stock Option within the meaning of Section 422 of the Code. The Option and this Agreement are subject to and shall be construed in accordance with the terms and conditions of the Plan, as now or hereinafter in effect. Any terms which are used in this Agreement without being defined and which are defined in the Plan shall have the meaning specified in the Plan.

2.   Date of Grant.

     The date of the grant of the Option is the date first set forth above.

3.   Number and Price of Shares.

     The number of shares as to which the Option is granted is the number set forth in Schedule 3A to this Agreement. The purchase price per share is the amount set forth in Schedule 3B to this Agreement.

4.   Expiration Date.

     Unless sooner terminated as provided in Section 5.4 or Section 9 of the Plan, the Option shall expire and terminate on the date set forth in Schedule 4 to this Agreement, and in no event shall the Option be exercisable after that date.

5.   Manner of Exercise.

     Except as provided in this Agreement, the Option shall be exercisable, in whole or in part, from time to time, in the manner provided in Section 8 of the Plan.

6.   Time of Exercise.

     The Option granted hereby shall become vested in and exercisable by Optionee in the installments, on the dates and subject to the conditions set forth in Schedule 6 to this Agreement; provided, however, that Optionee must have continuously served as a Director of the Company for one year from the date of grant of the Option.

7.   Nontransferability of Option.

     The Option is not transferable by Optionee other than by Will or the laws of descent and distribution, and the Option shall be exercisable during Optionee's lifetime only by Optionee. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Option contrary to the provisions hereof, or upon the levy of any attachment or similar process upon the Option, the Option shall immediately become null and void.

8.   Withholding for Taxes.

     The Company shall have the right to deduct from any amounts owed by the Company to Optionee any federal, state or local taxes required by law to be withheld with respect to the exercise of the Option.

9.   Legends.

     Certificates representing Common Stock acquired upon exercise of this Option may contain such legends and transfer restrictions as the Company shall deem reasonably necessary or desirable, including, without limitation, legends restricting transfer of the Common Stock until there has been compliance with federal and state securities laws.

10.  Amendment.

     Subject to the terms and conditions of the Plan, the Board of Directors may modify the Option, or accept the surrender of the Option to the extent not theretofore exercised and authorize the granting of new Options in substitution therefor, except that no such action shall diminish or impair the rights under the Option without the consent of the Optionee.

11.  Interpretation.

     The interpretations and constructions of any provision of and determinations on any question arising under the Plan or this Agreement shall be made by the Board of Directors, and all such interpretations, constructions and determinations shall be final and conclusive as to all parties.

12.  Receipt of Plan.

     By entering into this Agreement, Optionee acknowledges: (i) that he or she has received and read a copy of the Plan; and (ii) that this Agreement is subject to and shall be construed in accordance with the terms and conditions of the Plan, as now or hereinafter in effect.

13.  Governing Law.

     This Agreement shall be construed and shall take effect in accordance with the laws of the State of Colorado, without regard to the conflicts of laws rules of such State.

14.  Miscellaneous.

     This Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto. All notices or other communications which are required to be given or may be given to either party pursuant to the terms of this Agreement shall be in writing and shall be delivered personally or by registered or certified mail, postage prepaid, to the address of the parties as set forth following the signature of such party. Notice shall be deemed given on the date of delivery in the case of personal delivery or on the delivery or refusal date as specified on the return receipt in the case of registered or certified mail. Either party may change its address for such communications by giving notice thereof to the other party in conformity with this Section 14.

IN WITNESS WHEREOF, the Company by a duly authorized officer of the Company and Optionee have executed this Agreement on _____________, effective as of the date of grant.
                              SCOTT'S LIQUID GOLD-INC.

                              By:
                              Title:


                              OPTIONEE

                              Address:


                                    SCHEDULES
                                       to
                       NONQUALIFIED STOCK OPTION AGREEMENT
                                  FOR DIRECTOR

Schedule

3A   Number of Shares of Stock:

3B   Purchase Price per Share:

4    Expiration Date:

6    Vesting Schedule:

                                Number of Shares
         Date               Which Become Exercisable

     ____________                 ____________

     ____________                 ____________

     ____________                 ____________

     ____________                 ____________

     ____________                 ____________

     ____________                 ____________

     ____________                 ____________

     ____________                 ____________

     ____________                 ____________

     ____________                 ____________


     Additional Conditions to Vesting:  Notwithstanding the foregoing, no portion of the Option shall be vested and exercisable until the following conditions have been satisfied: